[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.6

LICENSE AGREEMENT

This License Agreement (the “Agreement”) is effective as of this 30th day of November, 2016 (the “Effective Date”) between Wake Forest University Health Sciences, having its principal offices at Medical Center Boulevard, Winston-Salem, North Carolina 27157 (“WFUHS”) and Chondrial Therapeutics IP Holdings, LLC (f/k/a Chondrial Therapeutics, LLC), having its principal offices at 4500 East 75th Street, Indianapolis, Indiana 46250 (“Chondrial”).

WHEREAS, WFUHS possesses certain patents and patent applications relating to non-viral delivery of compounds to mitochondria (WFU File 02-18); and

WHEREAS, Indiana University (“IU”), possesses a patent and patent application relating to certain testing methods related to Friedreich’s Ataxia; and

WHEREAS, IU had contractually appointed WFUHS as its sole exclusive agent for licensing IU’s interest in IU’s patent rights pursuant to a certain Inter-Institutional Agreement between WFUHS and IU dated January 20, 2009 (the “IIA”); and

WHEREAS, Chondrial, WFUHS and IU entered into an Option Agreement under the IIA dated February 14, 2014 with respect to certain of the patent rights; and

WHEREAS, Chondrial has exercised its option to obtain the license anticipated therein; and

WHEREAS, none of the patent rights involved in the anticipated license were jointly owned by WFUHS and IU; and

WHEREAS, Chondrial’s relationship with WFUHS and IU was going to be substantially different because there is no ongoing research related to the Licensed Patents occurring at WFUHS because the lead inventor left for IU in 2005; and

WHEREAS, WFUHS and IU determined that it was administratively easier to complete two distinct and separate license agreements rather than a single, three-party license agreement with the business terms of such distinct licenses being materially the same as the three-party license anticipated by the Option Agreement.

WHEREAS, WFUHS is willing to grant a license to Chondrial to the Licensed Patents (as defined below), subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants set forth herein, the parties hereto mutually agree as follows:

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

1.Definitions

For all purposes of this Agreement the following terms, whether used in the singular or plural, will have the meanings specified below:

“Affiliate” with respect to Chondrial means any corporation or entity that controls, is controlled by, or is under common control with Chondrial. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls more than fifty percent (50%) of the voting stock or other ownership interest of the other corporation or entity; provided that if such other corporation or entity does not have voting stock or other ownership interests, a corporation or other entity shall be regarded as in control of such other corporation or entity if it possesses, directly or indirectly, (i) the power to direct or cause the direction of the management and policies of the corporation or other entity or (ii) the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the corporation or other entity.

“Affiliate” with respect to WFUHS means any entity or organization formally affiliated with the relevant institution.

“Biologics Act” means the Biologics Price Competition and Innovation Act, 42 U.S.C. § 262, or the equivalent law in any jurisdiction in which Chondrial commercializes or intends to commercialize Licensed Products.

“Commercially Reasonable Efforts” means the efforts and resources normally used by a party for a product, proposed product or technology owned by it or to which it has rights, which is of similar commercial potential at a similar stage in its development or product life, and having similar market potential, technical risk, and intellectual property protection. Commercially Reasonable Efforts shall be determined by taking into account the characteristics of the product, proposed product or technology, the technical risk and stage of research, development, or commercialization of the product, proposed product or technology, the cost-effectiveness of efforts or resources applied towards such product, proposed product or technology, the competitiveness of alternative third party products, proposed products or technologies that are in the relevant marketplace or for which data have been publicly presented or published, the proprietary position of the product, proposed product or technology, the regulatory and business environment, the likelihood of regulatory approval and product reimbursement, the actual or projected profitability of the product, proposed product or technology, the relative potential for product liability exposure, and all other relevant factors. Commercially Reasonable Efforts shall be determined on an individual product, proposed product or technology, basis, and country-by-country basis, and it is anticipated that the level of efforts and resources may change over time reflecting changes in the status of the product, proposed product or technology involved. In evaluating “commercial potential,” neither party shall discount or exclude the profit sharing, milestone or other payments payable under this Agreement to the other party/ies. “Effective Date” has the meaning given to it in the first sentence of this Agreement.

“Field” means the diagnosis, treatment and prevention of any disease that benefits from treatment with TAT-Frataxin, including without limitation Friedreich’s Ataxia.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

“IURTC Consideration” means the consideration Chondrial owes to Indiana University Research and Technology Corporation (IURTC) pursuant to the license agreement between IURTC and Chondrial with effective date November 30, 2016 that corresponds to the financial terms of this Agreement in Sections 3.1-3.4.

“Licensed Patents” means the Patents listed in Schedule A and all Patents (within the meaning of “Patents” as defined herein) related thereto owned or which WFUHS has the right to license, whether now issued or hereafter issuing.

“Licensed Product” means any product that, but for the license granted under this Agreement, would infringe a Valid Claim of a Licensed Patent.

“Net Sales” means Chondrial’s, its Affiliates’ and their respective Sublicensees’ gross receipts for any Licensed Product, less the sum of the following:

•	[***];
•	[***];
•	[***];
•	[***]; and
•	[***].

(a)No deductions may be made for commissions paid to individuals for the sale of Licensed Products, whether they are independent sales agents or regularly employed by Chondrial, its Affiliates or Sublicensees, nor for any other cost incurred in the manufacture, marketing, sale, distribution, shipment, promotion, advertisement, exploitation or commercialization of Licensed Products.

(b)For all Licensed Products used by Chondrial, its Affiliates or Sublicensees, as premiums to promote, market, sell or lease product or processes other than Licensed Products, the Licensed Products in excess of the usual stand for such premiums and promotions will be deemed to have been sold at Chondrial’s then-current published third-party sales price for similar quantities.

(c)The transfer of any Licensed Product by Chondrial or one of its Affiliates to another Affiliate will not be considered a Net Sale, but the resale of such Licensed Product by any of the foregoing to third parties for commercial use shall be included in Net Sales.

For the avoidance of doubt, disposal of any Licensed Product for, or use of any Licensed Product in, free clinical trials, as free samples, or under compassionate use, patient assistance, named patient or test marketing programs or non-registrational studies or other similar programs or studies where Product is supplied or delivered without charge, shall not result in any Net Sales. No Licensed Product donated by Chondrial, its Affiliates or Sublicensees to non-profit institutions or government agencies for a non-commercial purpose shall result in any Net Sales. The use of any Licensed Product by Chondrial or one of its Affiliates or Sublicensees for research and development purposes shall similarly not result in any Net Sales.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

(d)If any Licensed Product is sold as part of a Combination Product (i.e., a product or a combination of products with at least two active ingredients, of which the manufacture, use or sale of at least one is not covered by the Licensed Patents), the Net Sales for such Licensed Product sold as part of a Combination Product shall be determined by multiplying the Net Sales of such Combination Product (replacing “Licensed Product” with “Combination Product” in the definition of Net Sales above), during the applicable period, by the fraction, A/(A+B), where A is the average per unit sale price of such Licensed Product when sold separately as a standalone Licensed Product in finished form in the country in which the Combination Product is sold and B is the average per unit sale price of the other active ingredients contained in the Combination Product when sold separately as standalone products in finished form in the country in which the Combination Product is sold, in each case during the applicable period or, if sales of such standalone Licensed Product did not occur in such period, then in the most recent period in which arm’s length fair market sales of such Licensed Product, as applicable, occurred. If such average sale price cannot be determined for such Licensed Product or any of the other active ingredients, the Net Sales amount will be mutually agreed upon by the parties, based on the relative value contributed by each component, such agreement not to be unreasonably withheld, conditioned or delayed.

(e)The Parties acknowledge that, for purposes of calculating Net Sales under this License Agreement, Net Sales will be calculated in accordance with GAAP, defined as generally-accepted accounting principles in the United States, consistently applied.

“Non-patent Countries” means all countries or territories of the world other than Patent Countries.

“Patent” means any and all (a) U.S. or foreign patents, (b) U.S. or foreign patent applications, including, without limitation, all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, and all patents granted thereon, (c) U.S. or foreign patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including, without limitation, supplementary protection certificates and regulatory exclusivities (including under 21 C.F.R. §§ 314 and 316) or equivalents thereof, and (d) other forms of government-issued right substantially similar to any of the foregoing.

“Patent Countries” means countries and territories in which there exists at least one Valid Claim of a Licensed Patent.

“Patenting Costs” means all reasonable costs for the preparation, filing, prosecution and maintenance of the Licensed Patents during the Term.

“Sublicense” means the grant by Chondrial or its Affiliate(s) or Sublicensees to a non-Affiliate third party (other than a Licensor or any of its Affiliates) of a sublicense under the Licensed Patents, either exclusive or non-exclusive, to practice some or all of the rights granted to Chondrial under this Agreement.

“Sublicense Consideration” has the meaning set forth in Section 3.3.

“Sublicensee” means any non-Affiliate third party to which Chondrial or its Affiliates or any of their respective Sublicensees grants a Sublicense.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

“Term” has the meaning given to it in Section 10.1. “U.S.” means the United States of America.

“Valid Claim” means a claim of a Patent that has not been held unpatentable, revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and that has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise. If a claim of a pending patent application has not issued as a claim of an issued patent within five (5) years after the earliest priority date for such claim, such claim shall cease to be a Valid Claim unless and until such claim becomes an issued claim of an issued patent.

2.Grant of License

2.1Subject to the terms and conditions of this Agreement, WFUHS hereby grants to Chondrial and its Affiliates, and Chondrial, on behalf of itself and its Affiliates, accepts from WFUHS for the Term an exclusive worldwide right and license under the Licensed Patents to research, develop, market and otherwise commercialize, make, have made, use, import, offer for sale and sell the Licensed Products, including Licensed Products and services for the treatment, diagnosis and prevention of disease in the Field, including the full right to sublicense through multiple tiers of Sublicensees any and all such rights and license.

2.2In accordance with 35 U.S.C. §§ 200-212, 37 C.F.R. Part 401, and in the relevant government research contracts with WFUHS, the U.S. government retains certain rights and may impose certain requirements with respect to subject inventions as that term is defined therein. The rights granted in this Agreement are expressly made subject to these laws and regulations as they may be amended from time to time, and Chondrial agrees to comply and enable WFUHS to comply with all such laws and regulations, including without limitation to submit information requested by WFUHS’s reporting requirements in connection therewith. Chondrial represents and warrants that  it, all Affiliates extended rights under Section 2.1, and all Sublicensees currently constitute a “small business firm” as defined in 13 CFR 121.802, and Chondrial will promptly notify Licensors of any change thereof that occurs during the term.

2.3Notwithstanding the right and license granted in Section 2.1, Chondrial’s right and license is subject to WFUHS’s right to make, have made and use Licensed Products and practice the Licensed Patents for its own educational, academic, testing, clinical and research purposes, including the right to collaborate with other non-commercial entities for any non-commercial purposes. Without limiting the generality of the foregoing, neither WFUHS nor any of its Affiliates may participate directly or indirectly in producing any products which are sold to any person.

2.4Chondrial agrees that any products constituting Licensed Products or any products produced through the use of Licensed Products will be manufactured substantially in the U.S. only to the extent required by 35 U.S.C. § 204, if such statute is applicable, unless a suitable waiver is obtained.

2.5Except as expressly provided for in this Agreement, no license or other rights, either express or implied, are granted by WFUHS to Chondrial by the execution of this Agreement or the transfer of any materials or information hereunder.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

2.6Chondrial will mark or have marked the packaging of all Licensed Products with the applicable Licensed Patents in a manner consistent with the laws and regulation then applicable in each such country, in the customary manner applied to drug products sold in such country.

3.License Fees, Royalties and other Consideration

3.1Royalty. In partial consideration for the right and license granted under this Agreement, Chondrial will pay to WFUHS a royalty of (i) [***] of Net Sales for Licensed Products sold for ultimate use in Patent Countries or (ii) [***] of Net Sales for Licensed Products sold for ultimate use in Non-Patent Countries. For the sake of clarity, the royalties payable in this Article 3.1 apply to sales of Licensed Product by Chondrial or its Affiliates, Sublicensees or their respective Sublicensees. Non-sales based consideration such as upfront fees, milestones fees, etc. are addressed in Article 3.2 below.

3.2Sublicense Fee. In partial consideration for the right and license granted under this Agreement, Chondrial will pay to WFUHS the following percentages of any and all Sublicense Consideration, excluding amounts received through royalties on Net Sales (which are covered by Section 3.1 above):

a)[***] during the period from the Effective Date through such time as Chondrial is obligated to pay WFUHS the milestone referred to in Section 3.4 (a); or

b)[***] during the period commencing upon the occurrence of the event referred to in Section 3.2 (a) above through such time as Chondrial is obligated to pay WFUHS the milestone referred to in Section 3.4 (b); or

c)[***] during the period commencing upon the occurrence of the event referred to in Section 3.2 (b) above and continuing thereafter during the Term.

3.3For purposes of this Agreement, “Sublicense Consideration” means [***]. For the removal of doubt, Sublicense Consideration excludes [***]. For the further removal of doubt, to the extent a Sublicense agreement includes the grant of rights unrelated to the rights to the Licensed Patents, “Sublicense Consideration” shall only include a portion of amounts paid by a Sublicensee equal to the proportional value of the Licensed Patents relative to the value of the other unrelated rights granted to such Sublicensee in such Sublicense agreement.

3.4Milestones. In partial consideration for the right and license granted under this Agreement, Chondrial will pay to WFUHS the following amounts upon the achievement of the following events:

a)Enrollment of the first patient in the first Phase I (or its non-U.S. equivalent) clinical trial of a Licensed Product: [***];

b)Enrollment of the first patient in the first Phase II (or its non-U.S. equivalent) clinical trial of a Licensed Product: [***];

c)[***]: [***];

d)[***]: [***];

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

3.4.1The events listed in this Section 3.4(a) – (d) are intended to be sequential and reflect the presumed path that a Licensed Product will take through the regulatory approval process. If any of these events does not occur for any reason, the fee due upon that skipped event(s) will be due upon the achievement of the subsequent event (and in no event later than the first commercial sale of the first Licensed Product).

3.5In the event that Chondrial is required to pay IURTC Consideration, then Chondrial may deduct twenty percent (20%) of such IURTC Consideration, on a dollar-for-dollar basis, from the consideration due to WFUHS under Sections 3.1-3.4.

3.6Equity. In partial consideration for the rights granted under the option agreement among Chondrial, IURTC, and WFUHS dated February 14, 2014, Chondrial will issue to WFUHS 14,622 Common Units of Chondrial Therapeutics Holdings, LLC (“Chondrial Holdings” ). In connection with the issuance of the Common Units to WFUHS, WFUHS will be required to execute an Investors’ Rights Agreement, Right of First Refusal and Co-Sale Agreement, and Amended and Restated Limited Liability Company Agreement, substantially in the forms attached hereto as Exhibits A-C, respectively, which will be executed concurrently with the execution of this Agreement.

4.Sublicenses

4.1Upon termination of this Agreement, Chondrial will promptly notify its Affiliates extended rights under Section 2.1 and Sublicensees of such termination. Any rights previously granted by Chondrial under Section 2.1 will not be automatically terminated, provided, however, that any Sublicensee who desires to continue its Sublicense advises WFUHS in writing within thirty (30) days following the effective date of termination of this Agreement of its desire to continue the Sublicense, and includes a statement demonstrating its solvency and agreement to be bound to WFUHS on the same terms and conditions, including without limitation financial terms, as Sublicensee was bound to Chondrial under the Sublicense. Failure of a Sublicensee to timely provide such notice will automatically result in the termination of the Sublicense and all rights granted thereunder or hereunder. Upon receipt of such Sublicensee notice, WFUHS will have a period of thirty (30) days to provide its written consent for the continuation of the Sublicense, such consent will not be unreasonably withheld.

4.2All terms and conditions applicable to Sublicensee hereunder will also apply to Sublicensee’s Sublicense.

4.3All Sublicenses will contain appropriate provisions in accordance with the obligations of Chondrial to, and the rights of, WFUHS under this Agreement. Each Sublicense will be consistent with the terms and conditions of this Agreement.

4.4Chondrial will provide notice to Licensors of any Sublicense granted that may be reasonably expected to result in payments to WFUHS under Section 3 hereof, and will provide a copy of all such Sublicenses within thirty (30) days after execution. Chondrial will promptly provide Licensors with true and accurate copies of all reports received from a Sublicensee related to the calculation of any consideration payable to WFUHS hereunder.

4.5Chondrial agrees to use Commercially Reasonable Efforts to cause Sublicensees to perform their obligations as Sublicensees. To the extent Chondrial becomes aware of an act or omission by a Sublicensee that would be a breach of this Agreement if imputed to Chondrial and fails to use Commercially Reasonable Efforts to cause Sublicensee to cure or mitigate such breach, then the act or omission will be deemed to be a breach by Chondrial of this Agreement.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

4.6No such sublicense or attempt to obtain a sublicensee shall relieve Chondrial of its obligations under Section 5 hereof to exercise its Commercially Reasonable Efforts, directly or through a sublicense, to discover, develop and market Products, nor relieve Chondrial of its obligations to pay WFUHS any and all license fees, royalties and other payments due under the Agreement, including but not limited to under Sections 3 of the Agreement. Such sublicenses may be further sublicensed to multiple tiers  of sublicensees. For clarity, each such sublicense is hereinafter referred to as a “Sublicense,” and each such Third Party sublicensee and its sublicensees as a “Sublicensee.”

5.Diligence

5.1Chondrial will use Commercially Reasonable Efforts to bring the Licensed Products to market through exploitation of the Licensed Patents and commercialization of the Licensed Products.

5.2Without limiting the generality of the diligence provisions of Section 5.1 above, Chondrial will achieve (either itself of through its Affiliates and/or its Sublicensees) the following milestones by the following dates (“Milestones”):

Chondrial, its Affiliates and/or Sublicensees will have at least two (2) full-time equivalent personnel working on the development, manufacturing and marketing of the Licensed Products within the twelve (12) month period from the Effective Date and each subsequent year thereafter;

Enrollment of the first patient in the first Phase I (or its non-U.S. equivalent) clinical trial of a Licensed Product within thirty (30) months from the Effective Date;

Enrollment of the first patient in the first Phase II (or its non-U.S. equivalent) clinical trial of a Licensed Product within sixty (60) months from the Effective Date;

5.2.1Chondrial will provide to Licensors (at the time of the next due report under Section 8) written notice of the achievement of each Milestone in this Section 5.2.

5.3Chondrial will use Commercially Reasonable Efforts to have the Licensed Products cleared for marketing in those countries in which Chondrial, in its sole discretion, intends to sell Licensed Products by the responsible governmental agencies requiring such clearance. To accomplish such clearances at the earliest possible date, Chondrial will file, according to the usual practice of companies similarly situated to Chondrial, any necessary data with such governmental agencies. For clarity, the development and commercialization of the Licensed Products outside of the U.S. is at Chondrial’s sole discretion.

5.4As a new business entity, Chondrial’s ability to diligently and effectively commercialize the Licensed Products requires it to raise sufficient capital to do so. Chondrial shall notify WFUHS in writing as it meets each capital milestone specified hereinbelow. Should Chondrial fail to raise the capital according to the schedule hereinbelow and neither take the actions set forth in the following sentence nor receive a sixty (60) day extension as provided for in this Section 5.4, WFUHS shall, at its sole option, have the right to terminate this Agreement pursuant to Section 9.2 of this Agreement. In the event it appears to Chondrial that it will not be able to achieve one or more of these capital milestones, it may request a sixty (60) day extension to achieve the applicable milestone, which extension will not be unreasonably denied by WFUHS, provided Chondrial can demonstrate, to WFUHS’ reasonable satisfaction, a reasonable diligence in pursuing such milestone. The capital milestones are as follows:

a)Raise One Million Dollars ($1,000,000 U.S.) by December 31, 2016;

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

b)Raise a cumulative Two Million Dollars ($2,000,000 U.S.), by December 31, 2017; and

c)Raise a cumulative Four Million Dollars ($4,000,000 U.S.), by December 31, 2018.

6.Disclaimer of Warranties and Representations

6.1Except as set forth in this Agreement, all property, whether tangible or intangible, which may be delivered hereunder, will be delivered on an “as is, where is” basis without any express or implied representation or warranty.

6.2EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, WFUHS MAKES NO REPRESENTATIONS AND EXTENDS NOWARRANTIES WHATSOEVER AND HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, IMPLIED REPRESENTATIONS AND WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY IMPLIED REPRESENTATIONS AND WARRANTIES ARISING FROM ANY COURSE OF DEALING, USAGE OR TRADE PRACTICE. WFUHS ASSUMES NO RESPONSIBILITY WITH RESPECT TO THE EXPLOITATION OR COMMERCIALIZATION OF THE LICENSED PATENTS OR THE MANUFACTURE, USE, SALE, LEASE OR DISTRIBUTION OF ANY METHODS, PROCESSES, APPARATUS, DEVICES, SYSTEMS, PRODUCTS, ARTICLES AND APPLIANCES DERIVED FROM OR USING THE LICENSED PRODUCTS BY CHONDRIAL.

6.3WFUHS WILL NOT BE LIABLE TO CHONDRIAL FOR LOSS OF PROFITS, LOSS OF USE OR ANY OTHER DIRECT, INCIDENTAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES.

7.Records, Reports and Payments

7.1Chondrial will keep and maintain and will require any and all of its Affiliates, and their respective Sublicensees to keep and maintain complete, accurate and correct records and books relating to the sale, lease, use or disposition of the Licensed Products and any and all payments or consideration associated with this Agreement for at least three (3) years following the end of the calendar year to which such records and books pertain.

7.2Chondrial will provide to WFUHS written reports annually from the Effective Date of this Agreement until the first commercial sale of a Licensed Product, and thereafter for each calendar quarter as of January 1, April 1, July 1 and October 1 of each calendar year during the remaining Term of this Agreement, the written reports to  be provided within forty five (45) days of the end of each such period, setting forth the following information:

a)Milestones achieved, Sublicenses signed, Affiliates developed;

b)accounting for any and all Licensed Products sold, distributed, transferred, used or leased;

c)gross receipts of Licensed Products;

d)any applicable deductions, allowances and charges as provided in the definition of Net Sales;

e)total Net Sales; and

f)total royalties, sharing of consideration received from Sublicensees and any other payments or consideration under this Agreement then due.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

7.2.1Chondrial will give to WFUHS with each such report and on the date specified above the full amount of any and all payments due.  Following the date of first commercial sale of a Licensed Product, if no sales or leases of the Licensed Products were made during any calendar quarter, Chondrial will provide to WFUHS a statement to that effect. Prior to the first commercial sale of a Licensed Product, Chondrial will annually provide WFUHS with a brief summary of progress made by Chondrial, its Affiliates and their respective Sublicensees towards the commercialization of the Licensed Products.

7.3The books and records of account kept by Chondrial pursuant to Section 7.1 above shall be made available upon reasonable notice, during normal business hours for examination by one or more independent auditors of WFUHS’s choosing, reasonably acceptable to Chondrial, who will be permitted to enter upon the premises of Chondrial to examine such books and records to verify all amounts payable to WFUHS under this Agreement and make and retain copies of any and all parts of said books and records of account, including invoices that are relevant to any report required to be rendered by Chondrial; provided, however, that such examination will occur no more than once per calendar year and that such auditor(s) will enter into confidentiality agreements reasonably acceptable to Chondrial. Said copies will be provided to the auditor without cost to Chondrial. Any amount found to have been owed but not paid will be paid promptly to WFUHS with simple interest at an annual rate equal to [***] above the prime rate published in the Eastern edition of The Wall Street Journal at the beginning of the period of arrearage. Any amount found to have been paid but not owed will credited against future payments to WFUHS. In the event any such audit shows that Chondrial has underpaid its royalty obligation hereunder by [***] or more, during any calendar year, Chondrial will reimburse WFUHS for WFUHS’s reasonable out-of-pocket expenses for such audit.

7.4Royalty or other payments will be paid in U.S. Dollars to WFUHS in Winston-Salem, North Carolina, or at such other place as WFUHS may reasonably designate consistent with the laws and regulations controlling in any foreign country. If any royalties hereunder are based on sales converted from foreign currency, such conversion will be made by using the exchange rate published in the U.S. edition of the Wall Street Journal on the last day of the calendar quarter period to which such royalty payments relate.

7.5If laws or regulations require that any other taxes be withheld by Chondrial from any payments hereunder, the parties shall determine how the appropriate tax payment can be made and take appropriate steps to ensure that such payments be made, it being understood that Chondrial will use is Commercially Reasonable Efforts to cooperate with WFUHS to minimize any such amounts to be withheld.

8.Patent Prosecution

8.1WFUHS will manage the filing and prosecution of the U.S. and foreign patent applications and maintenance of all U.S. and foreign patents comprising the Licensed Patents as reasonably counciled by Chondrial. Chondrial acknowledges that the Licensed Patents represent a mature patent portfolio without any patent applications in active prosecution.

8.2As of the Effective Date, WFUHS has expended $88,754.50 on the Licensed Patents. Upon execution of this Agreement, Chondrial will reimburse $30,000 of such historic patent expenses. Upon the one-year anniversary of this Agreement, Chondrial will reimburse an additional $30,000 in such historic patent expenses. Upon the two-year anniversary of this Agreement, Chondrial will reimburse the remaining $28,754.50 in historic patent expenses.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

8.2.1Accelerated Reimbursement Upon Successful Financing: Notwithstanding Section 8.2 above, if Chondrial completes an venture capital financing of five million dollars ($5,000,000 U.S.) either in a single financing event or cumulative of multiple rounds of capital fund-raising, Chondrial will promptly reimburse WFUHS for any remainder of the $88,754.50 historic patent expenses above.

8.3Within sixty (60) days of presentation of itemized statements to Chondrial, Chondrial will reimburse WFUHS for all Patenting Costs. Any amounts due under this Section 8.3 and remaining unpaid after ninety (90) days will accrue simple interest at an annual rate equal to [***] above the prime rate published in the Eastern edition of The Wall Street Journal at the beginning of the period of arrearage.

8.4Chondrial shall have the right to approve the patent counsel chosen by WFUHS, which approval shall not be unreasonably withheld. WFUHS shall provide at least thirty (30) days’ prior notice to Chondrial of all actions regarding the filing, prosecution and maintenance of any of the U.S. or foreign patent applications or patents within the Licensed Patents. Chondrial shall have the right to review all correspondence and documentation (including without limitation patent applications) with respect to all such patent applications or patents within the Licensed Patents, and to make comments thereon, before submission of any such correspondence or documentation. Chondrial shall effect the foregoing in a timely manner. WFUHS will in good faith take any Chondrial comments into consideration.

8.5WFUHS shall provide annual written reports to Chondrial upon request to inform Chondrial of projected costs associated with the filing, prosecution or maintenance of any U.S. or foreign patent applications or patents within the Licensed Patents. If Chondrial determines that any filing, prosecution or maintenance cost is not justified, it will advise WFUHS in writing within thirty (30) days from receipt of the written report and the parties will discuss the matter in good faith, taking into consideration and giving significant weight to Chondrial’s marketing and commercialization plans.

9.Termination

9.1Unless sooner canceled or terminated as herein provided, this Agreement will continue until the last to expire Valid Claim within the Licensed Patents (including any period of regulatory exclusivity thereof), unless earlier terminated as set forth herein (the “Term”), subject to the royalty rates on a country-by-country basis as set forth in Section 3.

9.2If either Chondrial or its Affiliate commits a material breach of any covenant or obligation set forth herein, WFUHS will have the right, in addition to all other remedies available, to terminate this Agreement by giving Chondrial sixty (60) days prior written notice of such termination, provided, however, that if Chondrial will have rectified such default or breach within such 60-day period, this Agreement will remain in effect and in force as if no default or breach had occurred.

WFUHS may terminate this Agreement under Section 9.2 if Chondrial at any time (a) ceases to carry Director’s and Officer’s insurance with coverage levels appropriate for Chondrial’s then-current stage of development or (b) ceases to have at least one  employee or consultant who is devoting roughly a half-time effort (i.e., 20 hours/week) to the affairs of Chondrial.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

9.3To the extent permitted by applicable law, if Chondrial or its Affiliates become bankrupt or insolvent, or file a petition in bankruptcy, or if the business of Chondrial or its Affiliates is placed in the hands of a receiver, assignee or trustee for the benefit of creditors, whether by the voluntary act of Chondrial or its Affiliates or otherwise, the Agreement and any and all rights granted thereunder will automatically terminate without any notice whatsoever to Chondrial.

9.4Chondrial will have the right to terminate this Agreement with or without cause upon thirty (30) days’ written notice to WFUHS.

9.5If at any time Chondrial or its Affiliates directly or indirectly disputes or assists any third party to dispute the validity of any patent comprising the Licensed Patents, to the extent permitted by applicable law: (i) WFUHS will be entitled thereafter to terminate immediately all or any portion of the licenses granted hereunder by written notice thereof to Chondrial and (ii) the royalties payable to WFUHS under Section 3 hereunder will be trebled during the pendency of such action disputing the validity of the Licensed Patents.

9.6Upon expiration or termination of this Agreement for any reason, (i) nothing herein will be construed to release either party from any obligation accrued prior to the effective date of such termination and (ii) all rights granted hereunder will immediately revert to WFUHS.

10.Infringement

10.1Each party will promptly inform the other in writing of any alleged infringement by a third party or other unauthorized party of any of the patents comprising the Licensed Patents, and provide such other party with any available evidence of infringement. Chondrial will not settle or compromise any claim or action, including, without limitation, any declaratory judgment action alleging invalidity or noninfringement of any of the Licensed Patents, in a manner that imposes any restrictions, limitations, responsibilities or obligations on WFUHS without WFUHS’s express written consent, which shall not be unreasonably withheld, it being understood that such decision shall take into account Chondrial’s overall marketing and commercialization plan to the extent communicated to Licensors.

10.2During the Term, Chondrial will have the first right, but not the obligation, to prosecute at its own expense any such infringements of the Licensed Patents and, in furtherance of such prosecution, Chondrial may join WFUHS as a party plaintiff in any such suit, without expense to WFUHS. Similarly, during the Term, Chondrial will have the right to defend at its own expense any declaratory judgment action alleging invalidity or non-infringement of any of the Licensed Patents, and, in furtherance  thereof, Chondrial may join WFUHS as a party in any such suit, without expense to WFUHS.  The total cost of any such action commenced or defended solely by Chondrial will be borne by Chondrial. Any recovery of damages by Chondrial as a result of such action shall be applied first in satisfaction of any reasonable unreimbursed expenses and attorneys’ fees of Chondrial relating to the action. The balance remaining from any such recovery shall be distributed to Chondrial, provided that Chondrial will pay to WFUHS such royalties as would otherwise be applicable under Section 3.1 hereof for that portion of Chondrial’s recovery attributable to lost Net Sales.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

10.3If, within One Hundred Eighty (180) days after having been notified in writing of any alleged infringement, Chondrial has been unsuccessful in persuading the alleged infringer to desist, or has not brought, or otherwise is not diligently prosecuting, an infringement action, or if Chondrial notifies WFUHS at any time prior thereto of its intention not to bring suit against any alleged infringer, then, and in those events only, WFUHS will have the right, but not the obligation, to prosecute at its own expense any infringement of the Licensed Patents. Settlement, consent judgment or other voluntary final disposition of the suit may be entered into by WFUHS without the consent of Chondrial, provided, however that WFUHS will not settle or compromise any claim or action, including without limitation any declaratory judgment action alleging invalidity or noninfringement of any of the Licensed Patents, in a manner that imposes any monetary obligations on Chondrial, without Chondrial’s express written consent. The total cost of any such infringement action commenced or defended solely by WFUHS will be borne by WFUHS and WFUHS will keep any recovery or damages, for past infringement or otherwise, derived therefrom.

10.4Without limiting the effect of any other provision hereof, in the event an action for infringement or any declaratory judgment action alleging invalidity or noninfringement of any of the Licensed Patents, is brought arising from the practice of the Licensed Patents, Chondrial (and/or its relevant Affiliate or Sublicensee) will have  the right to defend such action and will be solely responsible for all attorneys’ fees, costs of defense, and liability arising out of that action, and Chondrial will keep any recovery and damages derived therefrom or from any counterclaims asserted therein.

10.5In the event that a declaratory judgment action alleging invalidity or non-infringement of any of the Licensed Patents is brought, and Chondrial (and/or its relevant Affiliate or Sublicensee) declines to defend the same or otherwise is not diligently defending such action in the reasonable opinion of WFUHS counsel, then, and in those events only, WFUHS , at its option, will have the right to intervene and take over the  sole defense of the action at its own expense and whereupon WFUHS will keep any recovery and damages derived therefrom or from any counterclaims asserted therein.

10.6In any infringement suit brought or declaratory judgment action defended by either party to protect any of the Licensed Patents pursuant to this Agreement, the other party will, at the request and expense of the party controlling such suit and at such party’s expense, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens and the like.

10.7Without limiting the foregoing provisions regarding infringement  in Sections 10.1-10.6, in the event any party receives any notice during the Term relating to the development of or application for a “biosimilar” for which a Licensed Product is the “reference product” (within the meaning of the Biologics Act), it shall promptly notify the other parties and they shall conduct good faith negotiations with respect to any and all responses thereto, including without limitation the sharing of information regarding the Licensed Patents and/or the Licensed Products with the applicant for such biosimilar.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

11.Indemnification and Insurance

11.1Chondrial and its Affiliates will, at all times during the Term and thereafter, indemnify, hold harmless and defend WFUHS and its trustees, officers, directors, employees, agents, students and affiliates (collectively “WFUHS Indemnitees”) from and against all claims, losses, damages, and liabilities of whatsoever kind or nature relating to the operations performed by Chondrial or its Affiliates pursuant to this Agreement, as well as all costs and expenses, including legal expenses and reasonable attorneys’ fees (“Losses”), to which WFUHS Indemnitees may become subject as a result of any third party claim, demand, action or other proceeding arising or that may arise at any time out of or in connection with this Agreement or with any activity of Chondrial, its Affiliates, and their respective Sublicensees involving the Licensed Products or the Licensed Patents, including without limitation the manufacture, use, sale, lease, commercialization, licensing or distribution of Licensed Products or any system, method, process, apparatus, device, product, article or appliance derived from or using the Licensed Products or the Licensed Patents, in each case except to the extent that any such Losses arise out of the breach of this Agreement, negligence, recklessness, bad faith or intentional wrongful acts or omissions committed by the WFUHS Indemnitee who is the subject of such action.

11.2WFUHS will not be liable, including without limitation to Chondrial, its Affiliates, its Sublicensees and their respective affiliates, successors, assigns, independent contractors and agents, or to any third party regarding any claim arising from or relating to the exercise of any right granted, including without limitation Chondrial’s use of the Licensed Patents; or from the manufacture, use, or importation of products; or for any claim for loss of profits or loss or interruption of business; in each case except to the extent that any such claim arises out of the breach of this Agreement, negligence, recklessness, bad faith or intentional wrongful acts or omissions committed by a Licensor which is the subject of such claim.

11.3Chondrial, its Affiliates and their respective sublicensees will carry liability insurance at their expense, to assure its obligations under Section 11.1 of this Agreement. Chondrial will include satisfactory evidence of such insurance coverage with each quarterly report required by Section 7 of this Agreement. Commencing with the first commercial sale of a Licensed Product (the “Product Period”), such insurance will be in include policies for Commercial General Liability, including but not limited to, Products, Contractual, Fire, Legal and Personal Injury and Products liability in amounts customary in the industry and sufficient to cover its liabilities and obligations hereunder, taking into account the actual stage of product development and commercialization of any Licensed Product.

Prior to the Product Period, Chondrial, its Affiliates and any of their respective sublicensees will carry workers’ compensation, automobile and general liability insurance at their own expense, adequate to assure its obligations to WFUHS under Section 11.1 of this Agreement.

Chondrial, its Affiliates and their respective sublicensees will (i) provide satisfactory evidence of adequate insurance coverage to WFUHS upon the request of WFUHS and (ii) have WFUHS named as an additional insured on all such liability coverage policies.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

12.Confidentiality

12.1Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the parties, each party agrees that, during the Term and for five (5) years thereafter, such party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement any information furnished to it by the other party pursuant to this Agreement that is marked “confidential” or which is or should reasonably be known to be confidential (“Confidential Information”). Such party (the “Receiving Party”) may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement. The Receiving Party will promptly notify the other party upon discovery of any unauthorized use or disclosure of the Confidential Information. In appreciation of WFUHS’s status as an academic institution, Chondrial will take reasonable steps to limit the amount of Chondrial’s Confidential Information that is shared with WFUHS to that which is required by this Agreement or that which WFUHS needs or wants in order to enhance WFUHS’s performance under this Agreement.

12.2Exceptions. Confidential Information shall not include any information which the Receiving Party can prove by competent evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party, generally known or available; (b) is known by the Receiving Party at the time of receiving such information, as evidenced by its records; (c) is hereafter furnished to the Receiving Party by a third party, as a matter of right and without restriction on disclosure; or (d) is independently discovered or developed by the Receiving Party without the use of Confidential Information of the other party.

12.3Authorized Disclosure. Each party may disclose Confidential Information  of the other party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

a)filing or prosecuting patents as permitted by this Agreement;

b)prosecuting or defending litigation as permitted by this Agreement;

c)complying with applicable court orders or governmental regulations;

d)in the case of Chondrial, disclosure to a party’s Affiliates, provided that Confidential Information so disclosed shall remain subject to this Section 13; and

e)in the case of Chondrial, disclosure to third parties in connection with due diligence or similar investigations by such third parties, and disclosure to potential third party investors in confidential financing documents, provided, in each case, that any such third party agrees to be bound by reasonable obligations of confidentiality and non-use.

f)IURTC may report consideration received under this Agreement and Chondrial’s progress under Section 8 to IU and the Inventors and to the U.S. government under Section 2.2.

g)in connection with litigation.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Notwithstanding the foregoing, if a party is required to make a disclosure of the other party’s Confidential Information pursuant to Section 13.3(b) or (c) it will, except where impracticable, give reasonable advance notice to the other party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, the parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder. The parties will consult with each  other on the provisions of this Agreement to be redacted in any filings made by the parties with the Securities and Exchange Commission or as otherwise required by law.

13.Assignment

13.1Chondrial may assign or otherwise transfer this Agreement and the license granted hereby and the rights acquired by it hereunder, whether voluntarily, by merger, operation of law or otherwise, only in whole and not in part, without any consent of or notice to WFUHS, to an Affiliate or to the assignee or transferee of Chondrial’s or its Affiliate’s business or of that part of Chondrial’s or its Affiliate’s business to which this Agreement directly relates; provided, however, that such Affiliate, (i) assignee or transferee agrees in writing to be bound by the terms and conditions of this Agreement, and (ii) is not materially insolvent.

13.2Chondrial shall provide WFUHS with prior written notification of any potential assignee, and upon such notification WFUHS shall have ten (10) business days to notify Chondrial of any good faith objection to the assignment to such potential assignee as being reasonably likely to materially harm the reputation of WFUHS, and provide a detailed written statement describing the bases underlying the objection. Upon a timely objection under Section 13.2, Chondrial may not assign or otherwise transfer this Agreement to such potential assignee without prior written consent of WFUHS. Failure of WFUHS to object to the potential assignee within the time period stated above will be deemed a waiver of any objection under Section 13.1(ii).

14.Non-Use of Names

14.1Neither party will use the names of the other or of the employees of such other party, nor any adaptation thereof, in any advertising, promotional or sales activities without prior written consent from such other party in each separate case, except that Chondrial may state that it is licensed by WFUHS under one or more of the patents and patent applications within the Licensed Patents and. Each party shall hold the specific financial terms of this Agreement (including without limitation royalty rates and measurement mechanisms and the payments called for upon milestone events) in confidence and will not disclose the same publicly without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed. However, nothing herein will prohibit any public disclosure that is required by any applicable law or regulation or by any competent governmental authority; provided, that the party subject to such disclosure requirement will provide reasonable prior notice to the other party or in connection with corporate or financial transactions on the part of Chondrial.

14.2Licensors and Chondrial agree to issue a mutually acceptable press release shortly after the Effective Date.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

15.Export Controls

15.1It is understood that WFUHS is subject to U.S. laws and regulations controlling the export of technical data, computer software, laboratory prototypes, and other commodities that may require a license from the applicable agency of the U.S. government or may require written assurances by Chondrial that Chondrial will not export data or commodities to certain foreign countries without prior approval of such agency. WFUHS does not represent that a license is not required, or that, if required,  such a license will be given.

16.Payments, Notices and Other Communications

16.1Any payment, notice, or other communication pursuant to this Agreement  will be sufficiently made or given on the date of mailing if sent to such party by email, overnight courier (e.g. Federal Express) or certified first class mail, postage prepaid, addressed to it at its address below or as it will designate by written notice given to the other party:

WFUHS:	ATTN: Vice President
Center for Technology Innovation and Commercialization
Wake Forest Innovations
391 Technology Way, Suite 199
Winston-Salem, NC 27101
Phone: 336-716-3729 (not for official communications)
Fax: 336-777-3259 (not for official communications)
Email: otc@wakehealth.edu (not for official communications)

Chondrial:	Chondrial Therapeutics IP Holdings, LLC
4500 E. 75TH Street
Indianapolis, IN 46250
Attention: Steven R. Plump
Phone: (317) 578-1596
Email: info@chondrialtherapeutics.com

17.Miscellaneous Provisions

17.1The parties hereto acknowledge that this Agreement sets forth the entire agreement and understanding of the parties hereto as to the subject matter hereof, and  will not be subject to any change or modification except by the execution of a written instrument signed by the parties hereto.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

17.2The provisions of this Agreement are severable, and in the event that any provision of this Agreement will be determined to be invalid or unenforceable under any controlling body of law, such invalidity or unenforceability will not in any way affect the validity or enforceability of the remaining provisions hereof.

17.3The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

17.4This Agreement will be binding and inure to the benefit of the parties hereto and their respective affiliates, and permitted successors and assigns.

17.5The representations, warranties, covenants, and undertakings contained in this Agreement are for the sole benefit of the parties hereto and their permitted successors and assigns and such representations, warranties, covenants, and undertakings will not be construed as conferring any rights on any other party.

17.6Nothing contained in this Agreement will be deemed to place the parties hereto in a partnership, joint venture or agency relationship and neither party will have the right or authority to obligate or bind the other party in any manner.

17.7This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

17.8Each party has consulted its own counsel during the drafting of this Agreement and agrees that in the event of a dispute the language of this Agreement will not be deemed to have been drafted by either individual party.

17.9This Agreement shall be governed by the laws in effect in the State of North Carolina. Any claim or dispute brought regarding the terms or performance of this Agreement will be adjudicated in the state or federal Courts of North Carolina. Each party agrees to be subject to the jurisdiction of the relevant court in order to effect the foregoing.

17.10As of the Effective Date, Chondrial represents and warrants that it is a small entity as defined in 37 C.F.R. 1.27, and it will promptly notify Licensors of any change to its entity status through acquisition, addition of employees, sublicensing this Agreement, or any other mechanism.

17.11The provisions of Sections 1 (Definitions), 4 (Sublicenses), 6 (Disclaimer), 10 (Infringement), 11 (Indemnification), 12 (Confidentiality), 15 (Export Controls), 16 (Payments, Notices, Communication) and 17 (Miscellaneous, as relevant) survive the termination or expiration of this Agreement.

17.12All rights and licenses granted under or pursuant to this Agreement and any Sublicense are licenses of rights to “intellectual property” as defined in Section 365(n) of Title 11 of the United States Code (“Title 11”). Each Party agrees that the other Party, as licensee of such rights under this Agreement shall retain and may fully exercise all of its rights and elections under Title 11. Each Party agrees during the Term, to create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, to the extent feasible, of all such intellectual property.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals and duly executed this Agreement as of the day and year first set forth above.

Wake Forest University Health Sciences		Chondrial Therapeutics IP Holdings, LLC

		By:	Chondrial Therapeutics Holdings, LLC, its sole member

By:	/s/ Jeffrey P. Brennan	By:	/s/ Steven R. Plump

Name:	Jeffrey Brennan	Name:	Steven Plump

Title:	Vice President, Center for Technology Innovation and Communications	Title:	Authorized Representative

Date:		Date:	11-30-2016

EXHIBIT A

CHONDRIAL THERAPEUTICS HOLDINGS, LLC INVESTORS’ RIGHTS AGREEMENT

[see attached]

[Exhibit A to License Agreement]

EXHIBIT B

CHONDRIAL THERAPEUTICS HOLDINGS, LLC RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

[see attached]

[Exhibit B to License Agreement]

EXHIBIT C

CHONDRIAL THERAPEUTICS HOLDINGS, LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

[see attached]

[Exhibit C to License Agreement]

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

SCHEDULE A

LICENSED PATENTS

1.[***].

2.[***].

3.[***].

[Schedule A to License Agreement]